UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 3, 2008

BEKEM METALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-50218	87-0669131
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

170 Tchaikovsky Street, 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050000
(Zip code)

+7 (3272) 582 386
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Officer

On January 3, 2008 Zhassulan Bitenov accepted appointment as the Company’s Chief Financial Officer. Mr. Bitenov replaces Yermek Kudabayev, who recently resigned as the Company’s Chief Financial Officer to accept appointment as the Company’s Chief Executive Officer.

Following is a brief description of the background and business experience of Mr. Bitenov:

In 1999 Mr. Bitenov earned a Masters of Arts in Economics from Kazahstan Institute of Management, Economics and Strategic Research in Almaty, Kazakshtan, with a specialization in international economics. He earned a Bachelors degree in International Economics from the International Kazakh –Turkish University in Turkestan, Kazakhstan in 1997. Mr. Bitenov passed the U.S. CPA exam in 2001. Mr. Bitenov served in various positions with the Almaty office of the accounting firm of Ernst & Young from November 2001 to October 2003 and from December 2004 through December 2007. While at Ernst & Young, Mr. Bitenov worked as a Senior auditor, Audit manager and Senior manager. Among other things, he was responsible for clients audits, preparation of audit reports, management of current engagements and negotiations with clients. From October 2003 to April 2004 he served as the Vice President of JSC AstanaEnergoService where he was responsible for the daily management and supervision of several company departments including the accounting, planning, sales, legal and marketing departments. From June 2004 to December 2004 he served as the finance director of JSC Interfarma-K. Mr. Bitenov is not a director of any SEC reporting issuer. He is 31 years old.

There is no family relationship between Mr. Bitenov and any executive officer or member of our board of directors.

The Company and Mr. Bitenov have not yet finalized all terms of an employment contract. The parties have agreed that Mr. Bitenov’s salary will be net 9,000 USD per month. This amount is net of all Kazakhstan employment taxes which will be the responsibility of the Company. Mr. Bitenov will also be entitled to participate in the Company’s health care insurance program.

Since the beginning of the Company’s last fiscal year, the Company has not engaged in, nor is it currently considering any proposed transaction in excess of $120,000 in which Mr. Bitenov had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEKEM METALS, INC.

Date: January 8, 2008	By: /s/ Yermek Kudabayev
Yermek Kudabayev, Chief Executive Officer